Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

News Release

Intel Appoints Semiconductor Leaders Eric Meurice and Steve Sanghi to Board of Directors

SANTA CLARA, Calif., Dec. 5, 2024 – Intel Corporation today announced that Eric Meurice, former president, chief executive officer and chairman of ASML Holding N.V., and Steve Sanghi, chairman and interim chief executive officer of Microchip Technology Inc., have been appointed to Intel’s board of directors, effective immediately. Both will serve as independent directors.

“Eric and Steve are highly respected leaders in the semiconductor industry whose deep technical expertise, executive experience and operational rigor make them great additions to the Intel board,” said Frank D. Yeary, interim executive chair of the Intel board. “As successful CEOs with proven track records of creating shareholder value, they will bring valuable perspectives to the board as the company delivers on its priorities for customers in Intel Products and Intel Foundry, while driving greater efficiency and improving profitability.”

Eric Meurice
Meurice served as president and chief executive officer of ASML from 2004 to 2013. During his tenure, ASML’s market value increased five-fold. He was also instrumental in establishing ASML's Customer Co-Investment Program, under which Intel and others agreed to invest in ASML’s research and development of next-generation lithography technologies, including extreme ultraviolet (EUV) lithography. Prior to ASML, Meurice served as executive vice president of Thomson’s TV division. He also held various leadership roles at Dell, ITT Semiconductors and Intel.

“I am thrilled to join Intel’s board as the company completes a historic pace of process technology innovation and transforms its business for the future,” said Meurice. “I look forward to working with my fellow directors to further enhance Intel’s market competitiveness and deliver sustainable financial performance.”

Steve Sanghi
Sanghi is chair of the board of Microchip Technology and recently agreed to serve as interim chief executive officer and president. He previously led Microchip Technology as CEO from 1991 to 2021, making him one of the longest-serving CEOs of a semiconductor company. Under his leadership, Microchip Technology achieved 121 consecutive quarters of profitability. He took the company from a market value of approximately $10 million to a market value of approximately $44 billion over his tenure of 30 years. Prior to Microchip Technology, Sanghi served as vice president of Operations at Waferscale Integration Inc. and held multiple management roles at Intel.

“I am excited to lend my experience and perspective as Intel executes one of the most consequential corporate transformations in decades,” said Sanghi. “Intel is well-positioned to capitalize on attractive opportunities across its product and foundry businesses, and I’m eager to work with the board and management team to deliver on the goals the company has set.”

About Intel

Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

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CONTACT:    Nima Gupta
Media Relations
1-415-531-1192
nima.gupta@intel.com